UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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JUNIATA VALLEY FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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POST OFFICE BOX 66
TELEPHONE (717) 436-8211
JUNIATA VALLEY FINANCIAL CORP.
Bridge and Main Streets
Post Office Box 66
Mifflintown, PA 17059
Telephone (717) 436-8211
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                                  Date:          May 15, 2007
                                                  Time:          10:30 a.m.
                                                  Place:          Clarion Inn, 13015 Ferguson Valley Road, Burnham, Pennsylvania
Matters to be voted on:
1.	Election of Directors: Election of four Class B Directors to serve until the 2010 annual meeting.

2.	Other Business: Any other business properly brought before the shareholders at the meeting and any adjournment or postponement thereof.
     You may vote your shares of common stock at the annual meeting if you owned the shares at the close of business on March 1, 2007. Your vote at the annual meeting is very important to us. Please vote your shares of common stock by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope. This proxy will not be used if you are present at the meeting and desire to vote in person.
BY ORDER OF THE BOARD OF DIRECTORS
RONALD H. WITHERITE
Secretary
Mifflintown, Pennsylvania
April 13, 2007

i

JUNIATA VALLEY FINANCIAL CORP.
PROXY STATEMENT
General Information
          This proxy statement contains information about the 2007 annual meeting of shareholders of Juniata Valley Financial Corp. We refer to Juniata Valley Financial Corp. in this proxy statement as the “Company” or “we,” “our” or “us.” The Company is the holding company for Juniata Valley Bank, which we refer to as the “Bank.” We first mailed this proxy statement and the enclosed proxy card to shareholders on or about April 13, 2007.
Date, Time and Place of Meeting
          The Annual Meeting of the shareholders of the company will be held at 10:30 a.m. on Tuesday, May 15, 2007, at the Clarion Inn, 13015 Ferguson Valley Road, Burnham, Pennsylvania (the “Annual Meeting”).
Purpose of the Meeting
The shareholders will be asked to consider and vote upon the following matters at the meeting:

•	the election of four Class B directors to serve until the 2010 annual meeting; and

•	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Solicitation of Proxies
          The enclosed proxy is being solicited by the Board of Directors of the Company (the “Board”) for use at the annual meeting. The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, printing and mailing the proxy statement and all related materials. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s Common Stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. The Company does not plan to employ a professional solicitation firm with respect to the proxy vote.
          Executive offices of the Company are located at 218 Bridge Street, Mifflintown, Pennsylvania 17059, where the telephone number is (717) 436-8211. The Company’s mailing address is P.O. Box 66, Mifflintown, PA 17059.
VOTING PROCEDURES
Who can vote?
          Only holders of shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) as shown on the books of the Company at the close of business on March 1, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. A total of 4,450,756 shares of common stock were outstanding on the Record Date and entitled to vote at the annual meeting. As of the Record Date, the Trust Department of the Bank, as sole trustee, held 209,094 shares of the Company’s common stock, which is 4.70% of the total number of shares outstanding as of that date. Pursuant to the Bank’s policy, the Trust Department will vote these shares at the annual meeting in favor of the election of the nominated directors and, as to other matters, in a manner consistent with management’s recommendations, as long as voting authority is conferred on the Trust Department in the trust or account instrument.

          Each share of Common Stock entitles the holder to one vote on all matters to be voted upon. The enclosed proxy card shows the number of shares you may vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.
What vote is required?
          The directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Because four directors are being elected at the 2007 annual meeting, the four nominees receiving the greatest number of votes will be elected. All other matters to be voted on at the annual meeting must be approved by the holders of a majority of the votes cast at the annual meeting.
How are votes counted?
          The judge of election will treat shares of Juniata Valley Financial Corp. common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy or otherwise notified Juniata Valley Financial Corp. that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Because directors are elected by a plurality, abstentions and broker non-votes will have no effect on the election of directors.
Can I change my vote after I return my proxy card?
          If you grant a proxy, you may revoke your proxy at any time until it is voted by:
•	delivering a notice of revocation or delivering a later-dated proxy to Ronald H. Witherite, Secretary, Juniata Valley Financial Corp., Bridge and Main Streets, P.O. Box 66, Mifflintown, Pennsylvania 17059;

•	submitting a proxy card with a later date at the Annual Meeting; or

•	appearing at the Annual Meeting and voting in person.
          Your last vote is the vote that will be counted. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the four nominees for director identified in this Proxy Statement. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company.
Can I vote in person at the annual meeting?
          Yes. We encourage you to complete and return the proxy card to ensure that your vote is counted. However, you may attend the meeting and vote in person whether or not you have previously returned a proxy card. If you have previously returned a proxy card, your vote at the meeting will revoke your proxy vote.

MANAGEMENT AND CORPORATE GOVERNANCE
Directors of the Company
General
          With respect to directors, the Company’s bylaws provide as follows:
•	The board of directors consists of not less than five nor more than 25 directors;

•	There are three classes of directors (A, B and C), as nearly equal in number as possible;

•	Each class is elected for a term of three years; and

•	Each class is elected in a separate election so that the term of office of one class of directors will expire each year.
NOMINEES FOR ELECTION AS DIRECTORS TO CONTINUE IN OFFICE UNTIL
THE 2010 ANNUAL MEETING
          The Nominating Committee has nominated the four persons named below as directors. Although we do not know of any reason why any of these nominees might not be able to serve, we will propose a substitute nominee if any nominee is not available for election. Unless you indicate otherwise, your proxy will be voted in favor of the election of those nominees. Each nominee for the position of Class B Director is currently a director of the Company and Juniata Valley Bank (“the Bank”). Besides their service to the Company and the Bank, none of the nominees or continuing directors has had a business relationship with any affiliates or subsidiaries of the Company or the Bank.
          Timothy I. Havice. Mr. Havice, age 59, has been the owner and principal of T. I. Havice Development, a development company based in Lewistown, Pennsylvania, since 1975. He has been a director of the Bank and the Company since 1998 and is currently serving as Chairman of the Company’s Board. Mr. Havice also serves on the Board of Directors of First National Bank of Liverpool, a bank in which Juniata owns 39.16% of the outstanding common stock.
          Charles L. Hershberger. Mr. Hershberger, age 61, has been the president of Stonewall Equity, Inc., an investment company, since 1995 and was president of Hoenstine Funeral Homes, Inc., based in Lewistown, Pennsylvania, from 1987 to 2002. He has been a director of the Bank and the Company since 1998. Mr. Hershberger became Chairman of the Audit Committee in 2006.
          John A. Renninger. Mr. Renninger, age 71, was the president of A. D. Renninger Lumber Co., a lumber company and manufacturer of lumber products, based in Richfield, Pennsylvania, from 1968 to 2002 and is now retired. He has been a director of the Bank since 1979 and of the Company since its formation in 1983.
          Ronald H. Witherite. Mr. Witherite, age 69, has been the president and owner of Ron’s Fruit Market, Inc., a retail grocery store and lawn and garden equipment center based in Reedsville, Pennsylvania, since 1969. He has been a director of the Bank and the Company since 1992. Mr. Witherite serves as Secretary to the Board of Directors.
Directors to Continue in Office Until the 2008 Annual Meeting (Class C)
          Joe E. Benner. Mr. Benner, age 68, has been the owner and principal of Benner Automotive, a retail vehicle sales company based in Mifflintown, Pennsylvania, since 1985. He has been a director of the Bank and the Company since 1996 and served as the Chair of the Board’s Audit Committee from 2001 until 2006.
          Francis J. Evanitsky. Mr. Evanitsky, age 64, has been the Chief Executive Officer of the Bank and the Company since 2000. He had served as President and a director of the Bank and the Company since 1998. Prior to

1998, Mr. Evanitsky was the President and Chief Executive Officer of the Lewistown Trust Company, which merged into the Bank in 1998.
          Philip E. Gingerich, Jr. Mr. Gingerich, age 48, has been the president of Central Insurance Group, Inc, an insurance agency based in Lewistown, Pennsylvania, since 1982 and owner of East Side Storage, a mini-storage warehouse company based in Lewistown, Pennsylvania, since 2001. He has been a director of the Company and the Bank since 1998.
          Dale G. Nace. Mr. Nace, age 62, was the owner and principal of Glenn Nace, Inc., a cooling and heating contracting company based in Millerstown, Pennsylvania, from 1975 until his retirement in 2003. Mr. Nace is currently the owner and principal of GlenDale Storage, a storage business also based in Millerstown. He has been a director of the Company and the Bank since 1992.
          Harold B. Shearer. Mr. Shearer, age 71, owned and operated a farming business in East Waterford, Pennsylvania from 1961 until his retirement in 1994. He has been a director of the Company and the Bank since 1988.
          Jan G. Snedeker. Mr. Snedeker, age 60, has been the president of Snedeker Oil, Inc., a heating oil, gas station and propane business based in Lewistown, Pennsylvania, since 1995. He has been a director of the Company and the Bank since 1998.
Directors to Continue in Office Until the 2009 Annual Meeting (Class A)
          A. Jerome Cook. Mr. Cook, age 66, was the President and CEO of the Bank and the Company until 1998 when he then became CEO and Chairman of the Board, serving in these positions until his retirement as CEO in 2000. He has been a director of the Bank since 1976 and of the Company since its formation in 1983.
          Martin L. Dreibelbis. Mr. Dreibelbis, age 53, has been a member of the Board of the Company and the Bank since 1998 and served as Chairman of the Board from 2001 to 2004. He is currently serving as Vice-Chairman of the Company’s Board. He has been a self-employed consultant to the petroleum industry since 1992. Mr. Dreibelbis serves as Chairman of the Personnel Committee.
          Marshall L. Hartman. Mr. Hartman, age 68, has been the owner and principal of Traditions, Ltd., an antique gallery based in Lewistown, PA, since 1992. Mr. Hartman was the President and CEO of Lewistown Trust Company, based in Lewistown, Pennsylvania, from 1977 to 1997. Throughout his twenty years as CEO of Lewistown Trust Company, Mr. Hartman also acted in the role of Chief Financial Officer of that organization and was responsible for the preparation of the financial statements submitted by the Lewistown Trust Company to its shareholders and to banking regulators. He has been a director of the Company and the Bank since 1998. Mr. Hartman serves as Chairman of the Asset Liability Management Committee.
          Robert K. Metz. Mr. Metz, age 65, was the President of Metz Poultry Farms, Inc., a poultry production and sales company based in Belleville, Pennsylvania, from 1985 until his retirement in 2001. He has been a director of the Company and the Bank since 1998.
          Richard M. Scanlon, DMD. Dr. Scanlon, age 58, has owned and operated his own dentistry practice, based in Lewistown, Pennsylvania, since 1979. He has been a director of the Company and the Bank since 1998.
EXECUTIVE OFFICERS OF THE COMPANY
          In addition to Mr. Evanitsky, the following individuals serve as executive officers of the Company. The officers will hold office until their successors are appointed.
          Judy R. Aumiller. Ms. Aumiller, age 64, has been Senior Vice President of Operations and Technology of the Bank since 1989.

          Marcie A. Barber. Ms. Barber, age 48, has been Senior Vice President and Community Office Division Manager since November 2006. Prior to joining the Company, Ms. Barber was Senior Vice President of the First National Bank of Mifflintown, serving as Credit Services Division Manager for 8 years. Prior to her tenure with First National Bank of Mifflintown, Ms. Barber spent 16 years with Mellon Bank in Retail Bank Management and Commercial Lending.
          William L. Barnett. Mr. Barnett, age 55, has been Senior Vice President and Trust and Investment Management Division Manager of the Bank since 2003. Prior to joining the Bank, Mr. Barnett had served as Vice President, Manager of Retirement Plan Services as well as Department Manager Retirement Plan Unit at Waypoint Financial Corporation (now Sovereign Bancorp). His responsibilities included new business development and retirement plan consulting, retirement plan administration and compliance and plan investment and portfolio management. He previously held the position of Vice President, Account Manager, Retirement Plan Services at the First Union Bank, N.A. (now Wachovia Bank, N.A.).
          Pamela S. Eberman. Ms. Eberman, age 54, has been the Senior Vice President of Human Resources of the Bank since 2002. Prior to 2002, Ms. Eberman held the position of Vice President of Human Resources.
          Edward L. Kauffman. Mr. Kauffman, age 54, has been Senior Vice President and Loan Division Manager of the Bank since 1989.
          JoAnn N. McMinn. Ms. McMinn, age 54, has been the Senior Vice President, Treasurer and Chief Financial Officer of the Company since 2005. Prior to joining the Company, Ms. McMinn had served as Corporate Controller and Director of Investor Relations for Omega Financial Corporation (diversified financial services) since 2003; she had served as Corporate Controller of that organization since 1988. Her responsibilities included preparation and coordination of annual reports to shareholders and SEC filings, management of bank and holding company accounting division, regulatory reporting and serving as director of non-bank subsidiaries. She formerly held positions as Data Processing Manager, Productivity Manager and Controller at one of Omega’s predecessor companies. Ms. McMinn serves on the Board of Directors of First National Bank of Liverpool, a bank in which Juniata owns 39.16% of the outstanding common stock.
          Lou Ann Wilson. Ms. Wilson, age 54, has been Vice President and Compliance Officer of the Bank since 2001. Ms. Wilson held the position of Community Office Manager prior to becoming the Bank’s Compliance Officer.
Meetings and Committees of the Board of Directors
          The Board of Directors of the Company met 12 times in 2006. No director attended fewer than 75% of the total number of meetings of the Board and the committee(s) on which he served. The Board has standing Audit, Nominating and Personnel Committees, in addition to other committees that are more specifically related to the banking business. Following are descriptions of these Committees and reports from the Audit and Personnel Committees. The Board has determined that, with the exception of Francis J. Evanitsky, all directors are independent under NASDAQ and SEC standards.
AUDIT COMMITTEE
Members, Number of Meetings, Function, Charter and Audit Committee Financial Expert
          The members of the Audit Committee are Charles Hershberger (Chairman), Marshall Hartman, Robert Metz and Harold Shearer. Jan Snedeker served on the Committee until November 2006. Each member is an independent director and qualified to serve on the Audit Committee based on the qualifications for independence and financial literacy established by NASDAQ and applicable Securities and Exchange Commission regulations. The Board of Directors has determined that Mr. Hartman meets the NASDAQ and SEC requirements to qualify as the Audit Committee financial expert. The Audit Committee met four times in 2006. Its responsibilities include monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance, monitoring the independence and performance of the Company’s independent auditors and internal auditing department and providing an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors. The Committee, along with the Board of Directors, has formally adopted an Audit Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab.
Report of the Audit Committee
          Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of not just the acceptability, but also the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.
          The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”. We have also received from Beard Miller Company LLP, the Company’s independent auditors, written disclosures and a letter concerning the firm’s independence from the Company, as required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees”.
          The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also approved the selection of Beard Miller Company LLP as the Company’s independent auditors for 2007.
          By: Charles Hershberger, Chairman, Marshall Hartman, Robert Metz and Harold Shearer
NOMINATING COMMITTEE
Members, Meetings, Function and Charter
          The members of the Nominating Committee for 2006 were Martin Dreibelbis (Chairman), Joe Benner, Philip Gingerich, Jr., Timothy Havice and Harold Shearer. Each member is an independent director, meeting the qualifications for independence established by NASDAQ. The function of the Committee is to identify and recommend qualified candidates for election to the Board of Directors and to nominate candidates to fill vacancies that occur between shareholder meetings. A current copy of the charter is posted on the Company’s website at jvbonline.com, under the Investor Relations tab. The Nominating Committee met two times in 2006. Skill sets and background deemed desirable within the current mix of skill sets and background of current directors, diversity of the Board and the ability of the person to devote the necessary time to serve as a Director are considered when assessing a candidate’s qualifications. Candidates for director are selected for their character, judgment, business experience, expertise and acumen. The Company’s Bylaws state that no person shall be eligible to be elected as a Director if he or she shall have attained the age of seventy-two years on or prior to the date of his or her election.

Process for Identifying and Evaluating Nominees for Director
          The Committee utilizes current Board members, management and other appropriate sources to identify potential nominees. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommends nominees for approval by the Board of Directors and stockholders. The Committee’s process for the consideration of potential nominees is the same for nominees identified by shareholders, as well as the other sources identified above.
          The Nominating Committee will receive and consider nominee recommendations that shareholders address to the Secretary of the Company at the address listed on the first page of this proxy statement. If a shareholder wishes to nominate candidates for election at the Company’s annual meeting of shareholders, however, the shareholder must comply with the procedures contained in the Company’s bylaws, which include a requirement that the shareholder deliver or mail a notice to the secretary of the Company not less than 45 days prior to the date of the annual meeting stating his or her name, residence address and the number of shares of the Company owned. The notice must also contain the following information on each proposed nominee:
•	The name, address and age of the nominee;

•	The principal occupation of the nominee;

•	The number of shares of the Company common stock owned by the nominee; and

•	The total number of shares that, to your knowledge, will be voted for the nominee.
The Chairman of the meeting will disregard any nomination made at the annual meeting which does not comply with the required procedure, and the judges of election will disregard any votes cast for such nominees.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          The Personnel Committee acts as the Compensation Committee and makes recommendations to the Board regarding executive compensation. There is no charter for this committee. As of the date of this proxy statement, its members are Martin Dreibelbis (Chairman), Philip Gingerich, Jr. and Jan Snedeker. At the time the Committee determined the 2006 compensation for Mr. Evanitsky, Martin Dreibelbis (Chairman), Philip Gingerich, Jr. and Don Haubert were members of the Committee. On October 17, 2006, Mr. Haubert resigned from the Board of Directors and was replaced on the Personnel Committee by Jan Snedeker. At all times, each member of the Personnel Committee was independent, and continues to be independent, based on the qualifications for independence established by NASDAQ. The Committee met seven times in 2006. The report of the Personnel Committee is contained in the section of this Proxy Statement entitled “Compensation of Management”. None of the current or the above mentioned former members of the Personnel Committee have been an officer or employee of the Company or the Bank at any time. The responsibilities of the Personnel Committee are detailed in the Compensation and Discussion Analysis below, in the section entitled “Role of the Personnel Committee”.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
          The Board has established a procedure whereby shareholders are able to communicate directly with the Board by addressing communications either to the Audit Committee Chair, or in the case of recommendations for Board candidates, the Secretary, c/o Juniata Valley Financial Corporation, Bridge and Main Streets, Post Office Box 66, Mifflintown, Pennsylvania 17059. Every communication sent to the Audit Committee Chair will be delivered directly to that director, who will in turn forward the communication to the specific member of the Board to whom it has been addressed and to the Board as a whole. All communications regarding nominations that are sent to the Secretary will be forwarded to the Chair of the Nominating Committee.

RELATED PARTY TRANSACTIONS
          During 2006, the Bank had and expects to continue having banking transactions in the ordinary course of business with our directors and executive officers on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others. Management believes that these loans present no more than the normal risk of collectibility or other unfavorable features. The Company’s Code of Business Conduct requires all directors, officers and employees to avoid situations that may create a conflict of interest or the appearance of a conflict of interest. The Code contains specific prohibitions on financial or other interests in customers, borrowers, suppliers or other companies dealing with the Company and requires prior approval by the Vice President of compliance in order to enter into any such arrangements. In addition, the purchase, lease or sale of assets to or from the Company by employees or directors also requires the prior approval of the Vice President of Compliance except in certain limited circumstances, such as a public sale.
ATTENDANCE OF DIRECTORS AT ANNUAL MEETINGS
          The Board has adopted a policy requiring the attendance of all directors at the annual meeting, absent extenuating circumstances. All members of the Board attended the 2006 annual meeting.
COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis is designed to provide a clear and complete understanding of executive compensation at Juniata Valley Financial Corp., and addresses the following areas:
•	The Personnel Committee of the Company’s Board of Directors
°	Members of the Personnel Committee

°	Role of the Personnel Committee

°	Personnel Committee Meetings

°	Committee Advisors/Consultants

°	Role of Executives in Establishing Compensation

°	Peer Group
•	Philosophy and Objectives of Executive Compensation Programs

•	Elements of Executive Compensation
°	Base Pay

°	Annual Incentive (Short Term)

°	Stock Option Program (Long Term)

°	Executive Benefits

°	Post-Employment Benefits
▪	Employment Agreement / Change of Control Severance Agreement

▪	Director Retirement Agreement

▪	Split-Dollar Agreement — Bank-owned Life Insurance

▪	Salary Continuation Agreement

▪	Supplement Retirement Plan

▪	Group Term Carve-out Plan
•	Executive Compensation Actions and Decisions in 2006

The Personnel Committee of the Company’s Board of Directors
Members of the Personnel Committee
          The Personnel Committee of the Company’s Board of Directors, consisting of three independent directors, makes recommendations to the Board of Directors regarding executive compensation.
          Personnel Committee members are: Martin Dreibelbis (Chairman), Philip Gingerich, Jr. and Jan Snedeker. Timothy Havice, board chair, serves on the committee ex-officio. All are independent based on the qualifications for independence established by NASDAQ.
Role of the Personnel Committee
     The Personnel Committee makes recommendations to the Board of Directors regarding executive compensation. The committee’s responsibilities include but are not limited to:
•	Determination of executive compensation philosophy and strategy and compensation program design and implementation;

•	Design of annual executive bonus plan, goal setting and determination as to whether targets have been met;

•	Approval of employee incentive stock option plan grants, including executive stock option plan;

•	Determination of executive benefit packages to ensure a fully competitive compensation and benefits package;

•	Involvement in executive selection process;

•	Review and approval of investment strategy and vehicles for pension and 401(k) plans;

•	Consideration of discretionary annual performance and holiday bonus payouts for employees, the Board of Directors and Advisory Board members;

•	Review and approval of Director and Advisory Board fee schedule; and

•	Approval of human resource policy covering the purpose of the Personnel Committee.
     The Committee reviewed the amounts payable under each individual element of compensation as well as in the aggregate, for each executive officer and concluded that the individual elements of compensation, and the total aggregate compensation paid to each Named Executive Officer, meaning the Chief Executive Officer, Chief Financial Officer, and up to three other most highly compensated officers who earned more than $100,000 in 2006 (the Company had only two such additional officers in 2006), were appropriate.
Personnel Committee Meetings
          The Personnel Committee meets as often as is necessary, but must meet no less than once each year. Typically, the Committee meets at least four times annually. During 2006, the Committee met seven times. The Committee meets in executive session (without management present) as necessary, particularly when administering any aspect of the President/Chief Executive Officer’s compensation program.
          Executive management, along with the Personnel Committee chair, sets the agenda in advance of each meeting. Agenda and materials are generally distributed prior to the meeting.
Committee Advisors/Consultants
          The Committee engages external advisors, as necessary, to provide consultation, input and education in their particular areas of expertise.
          In the area of executive compensation, the Committee receives external consultation, as needed, through Mosteller & Associates, a human resource consulting firm. Mosteller & Associates has expertise in executive compensation in the financial services industry.
Over the course of 2006, the Committee engaged Mosteller & Associates to provide advice with respect to the following:
•	Establishment of performance criteria and factors for the Executive Annual Incentive Plan for 2006;

•	New SEC compliance, reporting and disclosure requirements (including the CD&A); and

•	Detailed study of Chief Executive Officer compensation among the Company’s designated peer organizations. The study included detailed compensation information on actual pay practices in the areas of base pay, annual bonus, stock options and other compensation for a defined group of 12 peer organizations.
     The Committee also uses the services of L.R. Webber Associates, Inc., a human resource and employee consulting firm, with respect to the Company’s salary and performance appraisal programs related to the establishment and maintenance of a pay structure for executive management positions and an annual base salary review process.
     In the area of defined benefit plan administration, the Committee receives external consultation, as needed, through Markley Actuarial Services, Inc., an actuarial and retirement plan consulting organization.
     In 2006, Markley Actuarial Services provided the following services:
•	Review and update on changes to pension funding and accounting standards for defined benefit plans and post-retirement benefits; and

•	Presentation regarding pension plan liability and risk management.
     The Committee also uses legal counsel, as necessary, in matters of executive employment.
Role of Executives in Establishing Compensation
          It is the practice of the Personnel Committee to meet, primarily in general session, with the frequent attendance of the President/Chief Executive Officer and other executives, as is appropriate. The President/Chief Executive Officer is involved in the compensation design and decision-making process for all executive positions except his own. Other executives may attend meetings to provide reports or information regarding agenda items.
          The President/Chief Executive Officer and other executives do not attend executive sessions of the Committee, when topics relating to their performance and/or compensation may be reviewed, discussed and determined.
Peer Group
          In order to ensure competitive executive compensation practices, the Company regularly benchmarks its executive compensation, including base and incentive compensation, as well as the overall compensation package, against a defined peer group of similar financial services organizations.
          The 2006 defined peer group (“Peer Group”) was comprised of 12 similarly sized Pennsylvania community banks that were not located in the vicinity of the major cities of Philadelphia and Pittsburgh and which were weighted geographically against peers that were in or in close proximity to the next largest tier of cities, including Erie, Harrisburg, York, Lancaster, Allentown, and the Scranton/Wilkes-Barre area. Peer Group institutions have assets between $250 million and $550 million.
Philosophy/Objectives of Executive Compensation Programs
          The Company provides its executives with a mix of compensation, including base pay and the opportunity for annual short-term incentive cash awards and long-term equity awards, that is designed to reward short and long-term positive financial performance by the Company. The intended and targeted levels for both base and incentive pay are in the middle range of the Peer Group.
          We believe a competitive base salary is important to attract and retain good executives. We believe annual performance-based bonuses are valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our stockholders.
     All components of executive compensation are designed to enable the Company to:

•	Attract, motivate and retain results-oriented executive and key management employees;

•	Tie executive compensation to shareholder return;

•	Link compensation directly to the organization’s strategic objectives; and

•	Reward collective and individual (as appropriate) performance contributing to the overall success of the organization.
     For both the short-term and long-term incentive plans, performance goals:
•	are set at or above peer performance levels;

•	focus on organization growth;

•	focus on expanding the Company into new markets; and

•	may include a focus on organizational efficiency.
     Additionally, the Company offers supplemental benefits to all employees, including a defined benefit pension plan, and a defined contribution 401(k) plan. In addition, some executive officers have a salary continuation plan, a split-dollar life insurance benefit, an employment agreement and/or a change of control severance agreement. These benefits were designed and selected to provide market-competitive benefits critical for attracting and retaining key employees.
     In determining each element of executive compensation, the following key items are considered:
•	Market-competitiveness;

•	Appropriate balance of risk/reward; and

•	Company/Unit/Individual performance.
Elements of Executive Compensation
          Executive pay policies are generally in line with company policies for all employees, including the existence of a set pay structure, an annual base salary review process, including consideration for merit pay adjustments and, as appropriate, inclusion of both short-term and long-term incentive pay opportunities that focus executives on Company performance and success.
          The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. Our executive compensation program is designed to support our company’s core values and strategic objectives. Moreover, our compensation philosophy is intended to align the interests of management with those of our shareholders.
Base Pay
          The Chief Executive Officer’s base pay range is established, reviewed and updated periodically by the Board. Guidance is received through compensation surveys of like-positions in similarly sized community financial services organizations provided by a human resources consultant. Pay adjustments for the Chief Executive Officer are determined annually by the Board using this data. While no mathematical weighting formula exists, the Committee considers all other factors which it deems relevant, including the Company’s financial results, the Company’s performance relative to its local competition, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year and current compensation levels. This structure is designed and implemented to be in line with mid-range base pay of similar positions within the Peer Group. Senior executive positions are assigned to an appropriate salary tier, considering the position’s internal value as well as external comparisons to relevant positions in the Peer Group. The Committee generally establishes salary guidelines at levels that approximate the mid range of the Peer Group. Additionally, in determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the Peer Group and internal pay equity.
Annual Incentive (Short-term)
          The Executive Annual Incentive Plan is designed to motivate and drive executives toward favorable operating results. Awards are primarily based on overall financial performance utilizing measures such as earnings per share, return on average assets, return on average equity, asset quality and revenue growth, either individually or combined, depending on annual business objectives. For 2006 and 2007, the performance measures established are earnings per share and return on average equity. Threshold, target and optimum performance measures are determined at the beginning of each year, based upon prior year actual performance (used for threshold), budgeted performance (used for target) and a “stretch” performance goal (used for optimum). The Chief Executive Officer (Category 1 participant) could receive an award of between 12% and 30% of base salary, subject to adjustment (+/- 10%) based on the executive’s performance. For senior executives (Category II participants), which include the other Named Executive Officers, incentive awards can range from 3% to 22.5% of salary, depending upon actual results as compared to target results above the minimum threshold requirement, and the level of achievement of individual goals. Awards are determined and paid annually after the financial results for the year have been determined. No payout is made if performance is below the defined threshold level.
Stock Option Program (Long-term)
          The stock option program is designed to reward contribution to the long-term appreciation in the value of the Company. The Committee strongly supports share ownership by its executives. We believe that the ownership of shares of our stock by our management team properly aligns their financial interests with the interests of our stockholders. The potential for grants is reviewed annually, although grants will not necessarily be awarded each year. Stock option awards are considered at the regularly scheduled board meeting in October of each year, and if awarded, the grant date is established as the date of board approval. Exercise price is set on the grant date and at a minimum of fair market value of the Company’s common stock on that date. Vesting schedule, term of grant and any other design parameters are also determined on or before the grant date.
Executive Benefits
          Supplemental executive benefits may include a supplemental pension program, a salary continuation plan, a group-term life carve-out plan, personal use of bank vehicle and employment and/or change of control agreements. Although the Company takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to certain members of senior management unless certain criteria are satisfied. None of the Company’s officers is compensated in an amount that would limit the deductibility by the company of their compensation under Section 162(m).
Post-Employment Benefits
Employment Agreement/Change of Control Severance Agreement
          We believe that companies should provide reasonable severance benefits to employees. These severance arrangements are intended to provide an executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.
          Our senior management and other employees have built the Company into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. The cash components of any change in control benefits are based upon a multiple of base salary and maximum bonus.
          Severance and change of control arrangements for Mr. Evanitsky and Ms. McMinn are set forth in each of their respective agreements: Employment Agreement for Francis J. Evanitsky, President/Chief Executive Officer and Change of Control Severance Agreement for JoAnn N. McMinn, Chief Financial Officer. Specific conditions that would trigger payments pursuant to Ms. McMinn’s contract are as follows:

i)	An acquisition of securities of Juniata Valley Financial Corp. (“JUVF”) representing 24.99% or more of the voting power of JUVF’s securities then outstanding;

ii)	A merger, consolidation or other reorganization of Juniata Valley Bank, except where the resulting entity is controlled, directly or indirectly, by JUVF;

iii)	A merger, consolidation or other reorganization of JUVF, except where shareholders of JUVF immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of JUVF’s Board of Directors;

iv)	A sale, exchange, transfer or other disposition of substantially all of the assets of JUVF to another entity, or a corporate division involving JUVF; or

v)	A contested proxy solicitation of the shareholders of JUVF that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of JUVF.
           Mr. Evanitsky’s contract does not specifically define “Change in Control”, but states that if Mr. Evanitsky were terminated by the Company within a period commencing six months before and nine months after a change in control of the Company, it would be deemed termination without cause. Mr. Evanitsky’s employment agreement defines cause for termination of employment by Company as:
i)	negligent or willful failure or the continuing inability to perform duties reasonably assigned, which neglect or failure is not corrected within thirty days following receipt of written notice of default;

ii)	the commission of a criminal act by him against the Company; or

iii)	default by the employee in the performance of his obligations under the agreement, which default is not corrected within thirty days following receipt of written notice of default.
           Under Section 280G of the Internal Revenue Code, a “parachute payment” to a “disqualified individual” may result in adverse tax consequences. A “parachute payment” means any payment in the nature of compensation to (or for the benefit of) a “disqualified individual” if (i) the payment is contingent on a change in the ownership of the corporation, the effective control of the corporation or in the ownership of a substantial portion of the Corporation’s assets and (ii) the aggregate present value of the payments in the nature of compensation which are contingent on such change of control equals or exceeds three (3) times the “base amount”. An “excess parachute payment” means an amount equal to the excess of any parachute payment over the base amount allocated to such payment. In general, “base amount” equals the disqualified individual’s average annualized compensation, which was includible as gross income (“annual includible compensation”), for the five years preceding the tax year at issue. The statute defines the term “disqualified individual” as an individual (1) who is an employee, independent contractor, or other person specified in regulations who performs personal services for any corporation, and (2) who is an officer, shareholder, or highly compensated individual of the corporation. If the provisions of Section 280G are triggered, the paying corporation is denied any deduction for employee compensation on any excess parachute payments and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment (in addition to income taxes). At this time, neither agreement addresses this issue.
Director Retirement Agreement, as amended
           Employee directors are included in the Director’s Retirement Plan as described in the section below entitled “Director’s Retirement Plan”. Mr. Evanitsky, as a member of the Board of Directors participates in this plan, which is intended to help promote orderly succession of the Board and allow the Company to continue to draw on the retiring Director’s long-term association with the Company, knowledge of the business, familiarity with the Company’s customers and recognition as a leader in the community.
Split Dollar Agreement — Bank-owned Life Insurance (Director)
          As an employee director of the Company, Mr. Evanitsky is also included in the Director’s Split Dollar Life Insurance program, as described in the following section entitled “Director’s Compensation”. In order to encourage Mr. Evanitsky to continue his service on the Bank’s Board of Directors, the Bank will divide the death proceeds of a life insurance policy on Mr. Evanitsky’s life with his designated beneficiary. The bank is the sole owner and the direct beneficiary of death proceeds in excess of $25,000 in relation to this policy. Mr. Evanitsky’s designated beneficiary will be the recipient of the $25,000 death proceeds.
Salary Continuation Agreement, as amended
          The Bank executed Salary Continuation Agreements with Francis Evanitsky, Judy Aumiller and Edward Kauffman in order to encourage these individuals to remain an employee of the Bank through normal retirement age which is defined, for the purposes of this plan, as age 65. The Bank will not make any payments under this plan that would be an excess parachute payment or would be a prohibited golden parachute payment. This plan allows for payments under the circumstances described in the section below, entitled “Potential Payments Upon Termination or Change in Control”.
Key Employees’ Supplement Retirement Plan (SERP)
          In 1988, in order to encourage the continued employment of certain key management employees, the Bank provided a supplemental retirement plan for their benefit. The plan was limited to existing employees at that time and there have been no participants added since the initial group was established. The purpose of the plan was to secure for the Bank the benefits of continued employment of the Bank’s key management employees and to recognize their years of past service by making supplemental retirement arrangements for their benefit. Both Edward Kauffman and Judy Aumiller are participants in the Bank’s Supplement Retirement Plan.
          Each participating employee has an individualized accrued annual benefit schedule based upon the employee’s age, years of service, years of participation in the plan and compensation level. The number of years of credited service and the present value of accumulated benefits for Mr. Kauffman and Ms. Aumiller under the Key Employees’ Supplement Retirement Plan are set forth below in the Pensions Benefits Table. The plan allows for payments under the circumstances described in the section below, entitled “Potential Payments Upon Termination or Change in Control”.
Group Term Carve-out Plan — Bank-owned Life Insurance
     The Bank has purchased life insurance policies which insure the lives of certain executive officers, including Mr. Evanitsky, Mr. Kauffman and Ms. Aumiller. Under the Group Term Carve-Out Plan, each of the participating Named Executive Officers’ beneficiaries will receive benefits in the event of his or her death as follows:
•	If death occurs prior to termination of employment, the beneficiary will receive:
°	Three times the participants base annual salary up to a maximum of:
▪	$400,000 in the case of Mr. Evanitsky

▪	$380,000 in the case of Mr. Kauffman

▪	$248,000 in the case of Ms. Aumiller
•	If death occurs after termination of employment, if the participant has achieved a vested insurance benefit, as defined in the Group Term Carve-Out Plan, the beneficiary will receive two times the participant’s base annual salary.
     The Bank is the sole owner and the direct beneficiary of death proceeds in excess of those allocated to each executive’s defined beneficiary. Any benefit qualifying as an excess parachute payment as defined in the Internal Revenue Code would be forfeited in the amount of the excess.
     Premiums for this program were paid in 2001, in lump-sum payments of $604,000, $340,000 and $261,000 for the policies on the lives of Mr. Evanitsky, Mr. Kauffman and Ms. Aumiller, respectively. Since 2001, no new participants have been added to the plan.

Executive Compensation Actions and Decisions
     Personnel Committee actions and decisions since January 1, 2006 were as follows:
•	Review of 2005 performance as it related to the Executive Annual Incentive Plan. Company performance fell below threshold and, as a result, no payouts were awarded for 2005.

•	The Committee established performance criteria and factors for Category I (Chief Executive Officer) and II (Senior Officers) participants in the Executive Annual Incentive Plan for 2006. The awards schedule was changed from a three-tier to a four-tier goal structure to include threshold, budget target, Board target and optimum goal levels while retaining the Earnings per Share (EPS) and Return on Average Equity (ROAE) factors used as a measure of performance for the Category I — Chief Executive Officer position for 2006. The EPS factor and individual performance goals are to be used for participant incentive awards for the Category II Management group for 2006.

•	The award schedule and performance factors for the Executive Annual Incentive Plan for the 2007 Plan Year were established by the Committee in February of 2007. Both Category I and Category II participants will have the same Earnings Per Share (EPS) and Return on Average Equity (ROAE) performance measures. Category I will be for the Chief Executive Officer and the award will be based 100% on these two corporate measures and Category II (the other three Named Executive Officers) will be based partially on these corporate measures and partially on unit/individual performance measures. The thresholds, targets, and optimum levels of performance measures are consistent with industry competitive performance objectives and the Company has a likelihood of meeting at minimum the threshold levels during 2007.

•	The Committee reviewed and approved the Human Resource Policy, which provides guidelines for the Personnel Committee’s responsibilities.

•	The Committee reviewed and approved employee incentive stock option grants. A total of 10,880 shares were granted to 6 members of senior management on October 17, 2006, the grant date. The grant price was set at $21.00, which was the fair market value of the Company’s stock on the grant date. The term of the grant is ten years and the options will vest according to the plan’s vesting schedule, as follows: If the optionee’s age is under 55, the options will vest evenly over five years, otherwise, if the optionee is 55 or older, the options vest evenly over three years.

•	After reviewing the results of a survey of local banks Board fees, the Committee recommended an increase in fees to $850 per month effective January 1, 2007. Additional Committee and meeting fees, as well as Advisory Board fees, will remain unchanged through 2007.

•	The Committee considered payment of a discretionary holiday bonus to Directors and Advisory Board members and determined not to recommend a payment to these two groups for 2006.

•	The Committee reviewed and approved payouts for the 2006 bonus award programs including the Executive Annual Incentive Plan awards, based upon achievement of financial performance goals and individual participant goals.

EXECUTIVE OFFICERS
     The following tables and narratives apply to the Company’s Named Executive Officers.
Summary Compensation Table

							Change in
							Pension value
							and Non-
						Non-Equity	qualified	All Other
				Stock	Option	Incentive Plan	Deferred	Comp-
Name and			Bonus	Awards	Awards[2]	Compensation	Compensation	ensation[1]
Principal Position	Year	Salary ($)	($)	($)	($)	($)	earnings ($)	($)	Total
Francis J. Evanitsky,	2006	$172,480	$485	$—	$14,458	$22,646	$90,351	$13,019	$313,439
President	2005	164,702	485	—	13,203	—	96,766	13,183	288,339
and Chief	2004	158,356	485	—	13,396	37,966	86,458	12,046	308,707
Executive Officer

JoAnn N. McMinn, Senior Vice	2006	$108,844	$485	$—	$1,759	$7,514	$9,021	$—	$127,623
President and	2005	36,346	5,000	—	294	—		—	41,640
Chief Financial	2004	—	—	—	—	—	—	—	—
Officer

Judy R. Aumiller Senior Vice	2006	$83,631	$485	$—	$4,913	$2,826	$49,607	$—	$141,462
President,	2005	79,659	485	—	4,388	—	52,536	—	137,068
Operations and	2004	76,134	485	—	4,441	1,935	51,702	—	134,697
Technology Division

Edward L. Kauffman Senior Vice	2006	$86,179	$485	$—	$4,753	$3,344	$25,877	$—	$120,638
President,	2005	82,093	485	—	3,706	—	24,542	—	110,826
Loan Division	2004	78,502	485	—	2,879	1,994	25,541	—	109,401

(1)	Mr. Evanitsky is provided with the use of an automobile; the compensation element of this automobile is included in this column. Also included in this column are the fees Mr. Evanitsky received as compensation for serving as a director of the Company and the Bank: $9,600 in 2006, $9,300 in 2005 and $9,000 in 2004.

(2)	Amounts shown for 2006 reflect expense recognized for outstanding stock awards calculated in accordance with SFAS 123R. Amounts shown for 2005 and 2004 reflect expense computed for outstanding awards calculated in accordance with SFAS 123R.

Grants of Plan-Based Awards

									All Other
								All Other	Option
								Stock	Awards:
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:	Number of	Exercise or
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Securities	Base Price
		Awards (1)			Awards			Shares of	Underlying	of Option
		Threshold		Maximum	Threshold	Target	Maximum	Stock or	Options (#)	Awards
Name	Grant Date	($)	Target ($)	($)	(#)	(#)	(#)	Units (#)	(2)	($/Sh)
Francis J. Evanitsky	10/17/2006	$20,698	$25,872	$48,294	—	—	—	$—	4,160	$21.000

JoAnn N. McMinn	10/17/2006	3,265	8,163	16,327	—	—	—	—	1,838	21.000

Edward L. Kauffman	10/17/2006	2,585	6,463	12,927	—	—	—	—	1,455	21.000

Judy R. Aumiller	10/17/2006	2,509	6,272	12,545	—	—	—	—	1,546	21.000

(1)	The amounts presented are estimates of potential payments pursuant to the Executive Annual Incentive Plan for 2006. Actual payments are shown in the Summary Compensation Table under the heading of “Non-Equity Incentive Plan Compensation”.

(2)	The option awards were granted under the Company’s 2000 Incentive Stock Option Plan. Each of the executive officers met the performance criteria established by the board of directors to qualify for grants. A formula, based upon salary, was used to determine the number of shares granted to each executive. The grant price was set at $21.00, which was the fair market value of the Company’s stock on the grant date. The grant expires on October 17, 2016, ten years after the grant date, and the options vest according to the plan’s vesting schedule, as follows: if the optionee’s age is under 55, the options will vest evenly over five years. Otherwise, if the optionee is 55 or older, the options vest evenly over three years. In the case of Mr. Evanitsky and Ms. Aumiller, the options granted vest over three years. The options granted to Ms. McMinn and Mr. Kauffman vest over five years.

Outstanding Equity Awards at Year-End

										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market of
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other Rights	Other Rights
		Unexercised	Unexercised	Unexercised	Other	Other	Stock That	Stock That	That Have	That Have
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)	($)
Francis J. Evanitsky	2006	—	4,160		$21.000	2016
	2005	1,156	2,311		24.000	2015
	2004	2,635	1,317		20.250	2014
	2003	5,080	—		15.125	2013
	2002	5,088	—		14.250	2012
	2001	4,858	—		14.100	2011

JoAnn N. McMinn	2006	—	1,838		$21.000	2016
	2005	306	1,225		24.000	2015

Edward L. Kauffman	2006	—	1,455		$21.000	2016
	2005	242	971		24.000	2015
	2004	547	821		20.250	2014
	2003	1,047	699		15.125	2013
	2002	357	349		14.250	2012

Judy R. Aumiller	2006	—	1,546		$21.000	2016
	2005	393	784		24.000	2015
	2004	885	443		20.250	2014
	2003	1,694	—		15.125	2013
	2002	1,658	—		14.250	2012
	2001	1,626	—		14.100	2011
Vesting information for unexercised, unexercisable options in table above:
Mr. Evanitsky and Ms. Aumiller
          For options granted in 2004, all currently unexercisable options will vest and become exercisable on November 16, 2007.
          For options granted in 2005, one half of the currently unexercisable options will vest and become exercisable on October 19, 2007, with the remaining vesting on October 20, 2008.
          For options granted in 2006, one third of the currently unexercisable options will vest and become exercisable on October 18, 2007, one third on October 19, 2008 and the remaining vesting on October 18, 2009.

Ms. McMinn and Mr. Kauffman
          For options granted in 2002, all currently unexercisable options will vest and become exercisable on November 20, 2007.
          For options granted in 2003, one half of the currently unexercisable options will vest and become exercisable on November 19, 2007, with the remaining vesting on November 20, 2008.
          For options granted in 2004, one third of the currently unexercisable options will vest and become exercisable on November 16, 2007, one third on November 17, 2008 and the remaining vesting on November 16, 2009.
          For options granted in 2005, one fourth of the currently unexercisable options will vest and become exercisable on October 19, 2007, one fourth on October 20, 2008, one fourth on October 19, 2009 and the remaining vesting on October 19, 2010.
          For options granted in 2006, one fifth of the currently unexercisable options will vest and become exercisable on October 18, 2007, one fifth on October 19, 2008, one fifth on October 18, 2009, one fifth on October 18, 2010 and the remaining vesting on October 18, 2011.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Francis J. Evanitsky	—	$—	—	$—
JoAnn N. McMinn	—	—	—	—
Edward L. Kauffman	750	5,159	—	—
Judy R. Aumiller	—	—	—	—
          The value realized on exercise represents the difference between the exercise price and the market price on the date of exercise.

Pension Benefits Table

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Francis J. Evanitsky	Defined Benefit Retirement	10	$252,644	$—
	Salary Continuation Agreement	6	244,273	—
	Director Retirement Agreement	6	54,515

JoAnn N. McMinn	Defined Benefit Retirement	1	$9,021	$—

Edward L. Kauffman	Defined Benefit Retirement	29	$171,055	$—
	Supplemental Retirement Plan	19	28,405	—
	Salary Continuation Agreement	9	59,840	—

Judy R. Aumiller	Defined Benefit Retirement	29	$333,503	$—
	Supplemental Retirement Plan	19	97,956	—
	Salary Continuation Agreement	9	92,479	—
          The present value of accumulated benefits have been calculated as of December 31, 2006, which is the measurement date used for financial statement reporting purposes. The following assumptions were used in the development of the present value of the accumulated benefits:
• Discount rate – 5.75%
• Mortality – 1983 Group Annuity Mortality Table (Male and Female) with no setbacks for post retirement only for all measurement dates. No pre-retirement mortality was assumed.
• Retirement Date – Normal retirement date unless participant was eligible for unreduced benefits due to age 62 and at least 20 years of service (applies to Ms. Aumiller only).
Nonqualified Deferred Compensation
          The Company has no deferred compensation plans for executive officers.

Potential Payments upon Termination or Change in Control
          The following tables reflect the amount of compensation payable to each of the named executive officers in the event of voluntary or involuntary termination of employment with the Company due the scenarios described below, as if such termination had occurred on December 31, 2006.
          Francis J. Evanitsky, President and Chief Executive Officer
          Assuming the following events occurred on December 31, 2006, Mr. Evanitsky’s payments and benefits would consist of the following:

						Termination
					Termination	by Company
				Voluntary	by Company	without	Change of
Francis J. Evanitsky	Retirement	Death	Disability	Resignation	with Cause	Cause	Control

Employment Agreement (1)	$—	$—	$—	$—	$—	$601,476	$601,476
Salary Continuation Agreement (2)	424,545	450,000	435,975	424,545	424,545	424,545	424,545
Group Term Carve-out Plan (3)	349,440	400,000	349,440	—	349,440	349,440	349,440
Value of Options (4)	100,830	100,830	100,830	100,830	100,830	100,830	100,830
Director Split-Dollar Life Insurance Agreement (5)	25,000	25,000	25,000	25,000	—	25,000	25,000

Director Retirement Agreement (6)	85,000	85,000	85,000	85,000	85,000	85,000	85,000

Total	$984,815	$1,060,830	$996,245	$635,375	$959,815	$1,586,291	$1,586,291

(1)	Employment Agreement
          Mr. Evanitsky’s Employment Agreement will expire upon his retirement, death, disability or voluntary resignation (without cause) with no payment due. If the Company had terminated Mr. Evanitsky’s employment without cause or Mr. Evanitsky had terminated his employment with cause, he would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 5.81%) equals 2.95 times his average compensation for the most recent 5 years. The payment would have been payable in three annual installments beginning within 30 days of his termination date.
(2)	Salary Continuation Agreement
          Mr. Evanitsky’s Salary Continuation Agreement provides for a pre-retirement death benefit and a change in control termination benefit of annual payments of $30,000 for a period of 15 years. Had Mr. Evanitsky’s employment terminated due to disability, he would receive $29,065 per year for a period of 15 years. Any other event of termination would have resulted in payment of his vested benefit of $28,303 per year for 15 years.
(3)	Group Term Carve-out Plan
          Because Mr. Evanitsky is fully vested in the Group Term Carve-out Plan, his beneficiary would be entitled to a death benefit under all circumstances listed, with the exception of termination by the Company with cause. In the hypothetical case of his death at December 31, 2006, while he was still employed, his beneficiary would have received the maximum amount allowed under the provisions of the agreement. All other cases assume his death occurred post-employment, which would result in a death benefit to his beneficiary of two times his ending salary.

(4)	Value of Options
          Because Mr. Evanitsky has reached the age of 62, he (or his beneficiary) would have a right to exercise 100% of his outstanding stock options, without regard to the remaining vesting schedule, for a total of 26,605 shares, under any circumstances of his termination. Assuming the market value of the Company’s stock is $21.05, the closing price as of December 31, 2006, the value of those options would be $100,830.
(5)	Director Split-Dollar Life Insurance Agreement
          As Mr. Evanitsky is elected by the shareholders, it is assumed that his termination as an employee would not result in his termination as a member of the Board of Directors.
(6)	Director Retirement Agreement
          As Mr. Evanitsky is elected by the shareholders, it is assumed that his termination as an employee would not result in his termination as a member of the Board of Directors. His elected term will continue beyond his 65th birthday, and as such will result in full payout in any circumstance of $85,000 over a ten-year period following his 65th birthday.
          JoAnn N. McMinn, Senior Vice President and Chief Financial Officer
          Assuming one of the following events occurred on December 31, 2006, Ms. McMinn’s payments and benefits would consist of the following:

						Termination
					Termination	by Company
				Voluntary	by Company	without	Change of
JoAnn N. McMinn	Retirement	Death	Disability	Resignation	with Cause	Cause	Control

Change of Control Severance Agreement (1)	N/A	$—	$—	$—	$—	$—	$346,355
Value of Options (2)	N/A	92	92	—	—	—	92

		$92	$92	$—	$—	$—	$346,447

(1)	Change of Control Severance Agreement
          A severance payment is triggered by Ms. McMinn’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. McMinn’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 5.81%) equals 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date.
(2)	Value of Options
          If Ms. McMinn’s employment had been terminated on December 31, 2006 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 3,369 shares. Assuming the market value of the Company’s stock is $21.05, the closing price as of December 31, 2006, the value of those options would be $92. Under any other termination scenario, Ms. McMinn would have the right to exercise any vested shares. As of December 31, 2006, there would have been no value upon exercise.

          Edward L. Kauffman, Senior Vice President and Loan Division Manager
          Assuming one of the following events occurred on December 31, 2006, Mr. Kauffman’s payments and benefits would consist of the following:

						Termination
					Termination	by Company
				Voluntary	by Company	without	Change of
Edward L. Kauffman	Retirement	Death	Disability	Resignation	with Cause	Cause	Control

Salary Continuation Agreement (1)	$—	$375,000	$240,930	$—	$—	$—	$100,230
Key Employee Supplement Retirement Plan (2)	—	117,430	74,370	—	—	—	—
Group Term Carve-out Plan (3)	174,596	261,894	174,596	174,596	—	174,596	174,596
Value of Options (4)	9,068	16,313	16,313	9,068	9,068	9,068	16,313

Total	$183,664	$770,637	$506,209	$183,664	$9,068	$183,664	$291,139

(1)	Salary Continuation Agreement
          Mr. Kauffman is not vested in his Salary Continuation Agreement, other than in the event of change of control, death or disability. If disabled, Mr. Kauffman would receive monthly payments of $1,338, or $16,062 per year for a period of 15 years, beginning at his 65th birthday, pursuant to the Salary Continuation Agreement. If he were terminated as a result of change of control, he would immediately begin receiving $6,682 annually, for a period of 15 years. The death benefit to his beneficiary is $25,000 each year for 15 years.
(2)	Key Employee Supplement Retirement Plan
          Mr. Kauffman is not vested in his Key Employee Supplement Retirement Plan, other than in the event of death or disability. If disabled, Mr. Kauffman would receive monthly payments of $620, or $7,437 per year for a period of 10 years, beginning at his 65th birthday. The death benefit to his beneficiary is $117,430.
(3)	Group Term Carve-out Plan
          Because Mr. Kauffman is fully vested in the Group Term Carve-out Plan, his beneficiary would be entitled to a death benefit under all circumstances listed, with the exception of termination by the Company with cause. In the hypothetical case of his death at December 31, 2006, while he was still employed, his beneficiary would have received three times his ending salary. All other cases assume his death occurred post-employment, which would result in a death benefit to his beneficiary of two times his ending salary.
(4)	Value of Options
          If Mr. Kauffman’s employment had been terminated on December 31, 2006 due to death, disability or change of control, he, or his beneficiary, would have the right to exercise 100% of his outstanding stock options, without regard to the remaining vesting schedule, for a total of 6,488 shares. Assuming the market value of the Company’s stock is $21.05, the closing price as of December 31, 2006, the value of those options would be $16,313. Under any other termination scenario, Mr. Kauffman would have the right to exercise any vested shares. As of December 31, 2006, the value upon exercise would have been $9,068.

          Judy R. Aumiller, Senior Vice President and Operations and Technology Divisions
          Assuming one of the following events occurred on December 31, 2006, Ms. Aumiller’s payments and benefits would consist of the following:

					Termination by	Termination by
				Voluntary	Company with	Company	Change of
Judy R. Aumiller	Retirement	Death	Disability	Resignation	Cause	without Cause	Control

Salary Continuation Agreement (1)	$154,890	$180,000	$167,745	$154,890	$—	$154,890	$154,890
Key Employee Supplement Retirement Plan (2)	141,500	148,950	141,500	141,500	141,500	141,500	141,500
Group Term Carve-out Plan (3)	169,436	248,000	169,436	169,436	—	169,436	169,436
Value of Options (4)	33,731	33,731	33,731	33,731	33,731	33,731	33,731

Total	$499,557	$610,681	$512,412	$499,557	$175,231	$499,557	$499,557

(1)	Salary Continuation Agreement
          Ms. Aumiller’s Salary Continuation Agreement provides for a pre-retirement death benefit of $180,000 and a change in control termination benefit of annual payments of $10,326 for a period of 15 years. Had Ms. Aumiller’s employment terminated due to disability, she would receive $11,183 per year for a period of 15 years. Any other condition of her termination would have resulted in payment of her vested benefit of $10,326 per year for 15 years.
(2)	Key Employee Supplement Retirement Plan
          Ms. Aumiller is vested in her Key Employee Supplement Retirement Plan for early retirement benefits as of December 31, 2006, and for termination circumstances other than in the case of death would receive $14,150 per year for ten years beginning on her 65th birthday. The death benefit to her beneficiary is $148,950.

(3)	Group Term Carve-out Plan
          Because Ms. Aumiller is fully vested in the Group Term Carve-out Plan, her beneficiary would be entitled to a death benefit under all circumstances listed, with the exception of termination by the Company with cause. In the hypothetical case of her death at December 31, 2006, while she was still employed, her beneficiary would have received three times her ending salary. All other cases assume her death occurred post-employment, which would result in a death benefit to her beneficiary of two times her ending salary.
(4)	Value of Options
          If Ms. Aumiller’s employment had been terminated on December 31, 2006 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 9,029 shares. Assuming the market value of the Company’s stock is $21.05, the closing price as of December 31, 2006, the value of those options would be $33,731. Under any other termination scenario, Ms. Aumiller would have the right to exercise any vested shares. As of December 31, 2006, the value upon exercise of those 6,256 shares would have been $33,320.
Personnel Committee Report on Executive Compensation
          The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of regulation S-K with management and, based upon such review and discussion, the Personnel Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
          By: Martin Dreibelbis, Chairman, Philip Gingerich, Jr. and Jan Snedeker

DIRECTOR’S COMPENSATION
     Presented below is data concerning the compensation of members of the Company’s Board of Directors for the year 2006.
Director Compensation Table

					Change in
					Pension value
					and Non-
	Fees				qualified
	Earned or			Non-Equity	Deferred	All Other
	Paid in	Stock	Option	Incentive Plan	Compensation	Compensation[1]
Name	Cash	Awards ($)	Awards ($)	Compensation	earnings ($)	($)	Total
Joe Benner	$10,600	$—	$—	$—	$3,870	$—	$14,470
A. Jerome Cook (2)	11,200	—	—	—	47,604	—	58,804
Martin Dreibelbis	12,500	—	—	—	2,363	—	14,863
Philip Gingerich	11,600	—	—	—	1,454	4,691	17,745
Marshall Hartman	12,800	—	—	—	3,807	3,546	20,153
Don Haubert (3)	10,200	—	—	—	38,668	—	48,868
Timothy Havice	13,400	—	—	—	4,885	4,032	22,317
Charles Hershberger	11,900	—	—	—	6,176	4,410	22,486
Robert Metz	11,000	—	—	—	10,009	1,896	22,905
Dale Nace	11,800	—	—	—	5,832	3,023	20,655
John Renninger	12,400	—	—	—	2,696	—	15,096
Richard Scanlon	11,200	—	—	—	4,067	974	16,241
Harold Shearer	12,390	—	—	—	1,855	2,463	16,708
Jan Snedeker	11,300	—	—	—	5,168	3,594	20,062
Ronald Witherite	12,800	—	—	—	3,452	—	16,252

(1)	Other compensation includes interest earned on deferred compensation balances.

(2)	In addition to the above, as a retired employee of the Company, Mr. Cook also received $34,000 in 2006 pursuant to his Key Employee Supplement Retirement Plan and $33,696 pursuant to the Company’s Defined Benefit Plan

(3)	Represents compensation for services rendered from January 1, 2006 through October 17, 2006, the date of his resignation from the Board of Directors.
     Each director was paid an annual fee of $9,600. Attendance of at least 10 of the regularly scheduled meetings is required for full payment. Additionally, all non-employee directors also received $100 per meeting to attend committee and special meetings of the Board. These fees, whether paid in cash or deferred as part of the Director’s Deferred Compensation Plan, are included in the column titled “Fees Earned or Paid in Cash” in the above table. In addition to the fees, the Company provides benefits to the directors under several other non-qualified plans described below. The amount listed in the above table in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” includes the aggregate increase in carrying value during 2006 for the plans in which each director participates.

Director’s Deferred Compensation Plans
The 1982 Plan
     In 1982, a director’s deferred compensation plan was established. This plan permitted participating directors to defer $3,900 in director’s fees each year for a five year period beginning with the election to participate in the plan. In return the Company agreed to pay each participating director a specified amount in 120 equal payments beginning at the age of 65 or five years after the date the director elects to participate in the plan, whichever is later. If the director were to die before that time, payments would begin upon the death of the director. Deferred compensation was used to the purchase life insurance policies which will fund the Company’s obligations under the plan. The Company is the owner and the beneficiary of these life insurance policies. Current directors that participate in the 1982 Plan are Messrs. Cook and Renninger. Mr. Haubert also participates in this plan.
The 1987 Plan
     In 1987, when the first director’s deferred compensation plan was fully funded, directors were offered a second deferred compensation plan. Each director could elect to defer $4,700 in director’s fees each year for five years in exchange for an additional benefit similar to that offered under the 1982 plan. Current directors that participate in the 1987 Plan are Messrs. Cook and Renninger. Mr. Haubert also participates in this plan.
The 1991 Plan
     In 1991, when the second plan was funded, a third deferred compensation plan was offered to directors. Each director could elect to defer $6,000 in director’s fees each year for five years in order to receive an additional benefit similar to that offered under the 1982 and 1987 plans. Current directors that participate in the 1991 Plan are Messrs. Cook, Nace, Renninger and Witherite.
     All three plans described above operate in substantially the same manner and all are funded by insurance policies as described above. The 1982, 1987 and 1991 plans continue in effect.
The 1999 Plan
     Effective January 1, 1999, the Board of Directors adopted a director’s deferred compensation plan which is in addition to the other plans described above. The 1999 plan is an unfunded plan. The Company makes no contributions to the plan. This plan simply allows our directors to defer receipt of their compensation to future dates.
     Prior to each calendar year, a director may elect to defer receipt of all or a part of his or her compensation for that calendar year. The Company will credit the deferred amounts to an account maintained at the Bank. Each participating director has a separate account. The deferred compensation will earn interest, compounded quarterly, at the current interest rate of the Bank’s floating IRA savings program.
     A participating director who resigns as director before reaching age 55 will receive his or her account balance in one lump sum distribution. A participating director who resigns as director after reaching age 55 will receive his or her account balance in equal semi-annual payments over the ten years beginning on the earlier of January 1 or July 1 after the director resigns.
     If a participating director dies prior to receiving all of his or her account balance, the director’s remaining account balance will be paid in one lump sum to the director’s designated beneficiary. In the event of a director’s permanent disability or unforeseeable emergency, the Board of Directors has the discretion to accelerate payment of that director’s account balance.
     Participants in the 1999 Plan are Messrs. Gingerich, Hartman, Havice, Hershberger, Metz, Nace, Shearer, Snedeker and Dr. Scanlon.

Director’s Retirement Plan
     In December 1988, the Bank established a retirement program for directors. The plan provides for a target retirement benefit of $7,800 per year for 10 years beginning at age 65, or, if later, when the director has completed 10 years of credited service (as defined in the plan) with the Board. The retirement benefit for each director accrues over his or her remaining projected period of service until he or she reaches age 65 or completes 10 years of credited service. Lesser benefits are payable in the event of the director’s death, disability, or other termination (except terminations caused by the director’s fraud or dishonesty). Current directors included in this Plan are Messrs. Cook and Shearer. Both have vested in their benefit under this plan and have begun receiving payments.
     In January 2001, a new Director’s Retirement Plan was established, applicable to all active directors who would commence benefit payments in 2001 or later. The provisions in the new plan are the same as the 1988 plan, except that the target retirement benefit is $8,500 per year. Current directors included in the plan are Messrs. Benner, Dreibelbis, Gingerich, Hartman, Havice, Hershberger, Metz, Nace, Renninger, Snedeker, Witherite and Dr. Scanlon. Mr. Evanitsky, an employee director, is also included in the plan.
Split Dollar Life Insurance
     In 2001, the Bank purchased split-dollar life insurance policies on each of the current directors. Directors who remain on the Board until age 65 or later will be eligible to retain $25,000 of life insurance coverage for the rest of their lives. The eligible directors are not required to pay premiums on the life insurance policy, but will have the imputed value of the insurance coverage included in their taxable income.

STOCK OWNERSHIP BY MANAGEMENT AND BENEFICIAL OWNERS
     No individual, group or business owns of record more than five percent of the Company’s stock. The following table shows the number of shares of common stock owned by each of the Company’s Directors and Named Executive Officers and of all the Directors and Officers as a group. Common stock is the only class of equity securities of the Company that is outstanding.

			Percentage of
			Outstanding Common
Owner	Number of Shares		Stock
Judy R. Aumiller	7,707	(2)(3)(4)	*
Joe E. Benner	11,066	(1)(2)	*
A. Jerome Cook	10,461	(1)(2)(4)	*
Martin L. Dreibelbis	8,214	(2)(4)	*
Francis J. Evanitsky	24,903	(2)(3)	*
Philip E. Gingerich, Jr.	13,240	(2)	*
Marshall L. Hartman	45,700		1.03%
Don E. Haubert (8)	11,140	(2)	*
Timothy I. Havice	46,766	(1)(2)	1.05%
Charles L. Hershberger	15,256	(5)	*
Edward L. Kauffman	8,943	(5)	*
JoAnn N. McMinn	406	(3)	*
Robert K. Metz	32,826		*
Dale G. Nace	7,806	(2)	*
John A. Renninger	27,435	(1)	*
Richard M. Scanlon, DMD	4,928	(2)	*
Harold B. Shearer	12,576	(2)(6)	*
Jan Snedeker	6,761	(2)	*
Ronald H. Witherite	4,038	(2)	*
Directors & Executive Officers as a group	278,568		6.26	% (7)

*	Indicates ownership of less than 1% of the outstanding common stock.

(1)	Includes shares held solely by the individual’s spouse: as to Mr. Benner, 1,438 shares; as to Mr. Cook, 676 shares; as to Mr. Havice, 21,742 shares; as to Mr. Renninger, 5,524 shares.

(2)	Includes shares held jointly with spouse as follows: Ms. Aumiller, 593 shares; Mr. Benner, 9,628 shares; Mr. Cook, 680 shares; Mr. Dreibelbis, 7,212 shares; Mr. Evanitsky, 6,086 shares; Mr. Gingerich, 12,557 shares; Mr. Haubert, 480 shares; Mr. Havice, 1,080 shares; Mr. Kauffman, 6,750 shares; Mr. Nace, 7,806 shares; Dr. Scanlon, 4,928 shares; Mr. Shearer, 12,312 shares; Mr. Snedeker, 4,794 shares; and Mr. Witherite, 4,038 shares.

(3)	Includes shares that may be acquired within 60 days of the Record Date through the exercise of stock options as follows: Ms. Aumiller, 6,256; Mr. Evanitsky, 18,817; Mr. Kauffman, 2,193; and Ms. McMinn, 306.

(4)	Includes shares held jointly with children or grandchildren: as to Ms. Aumiller, 324 shares; as to Mr. Cook, 1,725 shares; and as to Mr. Dreibelbis as custodian for minor children, 1,002 shares.

(5)	Includes 14,963 shares held by Stonewall Equity, a limited liability partnership owned by Mr. Hershberger and his spouse.

(6)	Includes 264 shares held in a trust.

(7)	Based on the total shares outstanding plus the number of shares underlying exercisable stock options of all directors and officers as a group.

(8)	Mr. Haubert resigned from the Board of Directors effective October 17, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC and NASDAQ. Directors, executive officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms or written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2006 all filing requirements under Section 16(a) applicable to its directors and executive officers were met.
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF
SHAREHOLDERS
     Under the Company’s Bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Company (containing information specified in the Bylaws) by December 17, 2007. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement. A shareholder wishing to submit a proposal for consideration at the 2008 annual meeting of Shareholders, either under SEC Rule 14a-8, or otherwise, should do so no later than December 17, 2007. A proposal submitted after that date will be considered untimely.
     If the corporate secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date, and if such proposal is properly presented at the 2008 annual meeting of shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal if, in the Company’s proxy statement for such meeting, the Company advises shareholders of the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate statement to the Company’s shareholders.
     The presiding officer of the meeting may refuse to permit any proposal to be made at an annual meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the corporate secretary for the Company by the date specified. If a shareholder proposal is received by the Company after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2008 annual meeting of shareholders, the proxies appointed by the Company may exercise discretionary authority when voting on such proposal.
     If the date of our next annual meeting is advanced or delayed more than 30 days from the anniversary of the 2007 annual meeting, we will promptly inform you of the change of the annual meeting and the date by which shareholder proposals must be received.
OTHER BUSINESS
     At the date of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the election of directors discussed in this proxy statement. If other proposals are properly brought before the meeting, the proxy holders named in the enclosed proxy card will vote your shares in accordance with their best judgment.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     The Audit Committee has engaged Beard Miller Company LLP, Lancaster, Pennsylvania, as principal accountant to audit the financial statements of the Company and the Bank for the year 2007. This firm has no material relationship with the Company or the Bank and is considered to be well qualified. A representative of the firm is expected to be at the annual meeting. That representative will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
     Before Beard Miller Company LLP performs any non-audit services for the Company, the Audit Committee is informed at a meeting that such services are necessary and is advised of the estimated costs of such services. The Audit Committee then decides whether to approve Beard Miller’s performance of the non-audit services. In 2006, all non-audit services performed by Beard Miller Company were approved in advance pursuant to these procedures. The Audit Committee has determined that the performance by Beard Miller Company LLP of benefit plan audits, the preparation of tax returns and advice on SEC accounting issues is compatible with maintaining that firm’s independence. The Company has paid the following fees to Beard Miller Company LLP in the last two years:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees (3)	All Other Fees
2006	$101,945	$14,000	$9,695	-0-
2005	$182,256	$16,068	$8,282	-0-

(1)	Includes professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by banking regulations or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)	Assurance and related services reasonably related to the performance of the audit or review of financial statements include the following: retirement and 401k plans.

(3)	Tax fees include the following: preparation of state and federal tax returns.
ANNUAL REPORT ON FORM 10-K
     Shareholders can obtain a copy of our annual report on Form 10-K free of charge by sending a written request to Ms. JoAnn N. McMinn, Senior Vice President/Chief Financial Officer, Juniata Valley Financial Corp., PO Box 66, Mifflintown, PA 17059.

☒	PLEASE MARK VOTES	REVOCABLE PROXY		With- hold all	For all Except
	AS IN THIS EXAMPLE	JUNIATA VALLEY FINANCIAL CORP.	All

THIS PROXY IS SOLICITED ON BEHALF OF THE	1.	ELECTION OF DIRECTORS (check one):	☐	☐	☐
BOARD OF DIRECTORS OF
JUNIATA VALLEY FINANCIAL CORP.		CLASS B
		Timothy I. Havice John A. Renninger
   The undersigned hereby appoints Vincenzo Evola, Byron W. Gray, and Judith A. Zettle, or any of them, as Proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Juniata Valley Financial Corp. held of record by the undersigned on March 1, 2007, at the annual meeting of shareholders to be held on May 15, 2007.
		Charles L. Hershberger Ronald H. Witherite

		INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “for all except”, and write the nominee’s name(s) in the space immediately below.

	THE BOARD AND ANY ADJOURNMENTS THEREOF RECOMMENDS A VOTE “FOR” THE FOREGOING NOMINEES.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED. ALTHOUGH THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED, THIS PROXY ALSO CONFERS AUTHORITY TO VOTE ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING, OR, ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

é	Detach above card, sign, date and mail in postage paid envelope provided.	é
JUNIATA VALLEY FINANCIAL CORP. P.O. Box 66 Mifflintown, PA 17059 Telephone: (717) 436-8211
Please sign exactly as your name appears hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all must sign. All joint owners must sign.

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